UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VIACOM INC.
(Exact name of registrant as specified in its charter)
Delaware	20-3515052
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC
Class B Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

EXPLANATORY NOTE

         This Registration Statement on Form 8-A is being filed by Viacom Inc., a Delaware corporation (the “Company”), in connection with the registration of its voting Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), and non-voting Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the transfer of the listing of its Common Stock to the NASDAQ Global Select Market.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

       The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes the issuance of 375,000,000 shares of Class A Common Stock and 5,000,000,000 shares of Class B Common Stock.  The descriptions of the material terms of the Common Stock set forth below are subject to, and qualified in their entirety by reference to, the Certificate of Incorporation, the Company’s Amended and Restated Bylaws and the General Corporation Law of the State of Delaware, as amended.

General. All issued and outstanding shares of Class A Common Stock and Class B Common Stock are identical and the holders of such shares are entitled to the same rights and privileges, except as provided in the Certificate of Incorporation as described below.

Voting Rights. Holders of Class A Common Stock are entitled to one vote per share with respect to all matters on which the holders of the Common Stock are entitled to vote.  Generally, except as required by Delaware law, all matters to be voted on by the stockholders of the Company must be approved by the affirmative vote of a majority of the aggregate voting power of the Class A Common Stock present in person or represented by proxy.  However, the affirmative vote of a majority of the outstanding shares of Class A Common Stock, voting separately as a class, is necessary to approve any merger or consolidation of the Company pursuant to which shares of the Common Stock are converted into or exchanged for any other securities or consideration.

Holders of Class B Common Stock do not have any voting rights, except as required by Delaware law.

Dividends. Holders of Class A Common Stock and Class B Common Stock share ratably in any cash dividend declared by our Board of Directors, subject to any preferential rights of any outstanding preferred stock.  If our Board of Directors declares a dividend of any securities of the Company or another entity, our Board of Directors will determine whether the holders of Class A Common Stock and Class B Common Stock are to receive identical securities or to receive different classes or series of securities, but only to the extent such differences are consistent in all material respects with any differences between Class A Common Stock and Class B Common Stock.

Conversion. So long as there are 5,000 shares of Class A Common Stock outstanding, each share of Class A Common Stock is convertible at the option of the holder of such share into one share of Class B Common Stock.

Liquidation Rights. In the event of a liquidation, dissolution or winding-up of the Company, all holders of the Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of the Common Stock, subject to the preferential rights of any outstanding preferred stock.

Split, Subdivision or Combination. In the event of a split, subdivision or combination of the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of the Common Stock will be divided proportionally.

Preemptive Rights. Shares of Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of the Company.  Our Board of Directors possesses the power to issue shares of authorized but unissued Class A Common Stock and Class B Common Stock without further stockholder action, subject to the requirements of applicable law and stock exchanges.  The number of authorized shares of Class A Common Stock and Class B

Common Stock could be increased with the approval of the holders of a majority of the outstanding shares of Class A Common Stock and without any action by the holders of shares of Class B Common Stock.

Other Rights. The Certificate of Incorporation provides that the Company may prohibit the ownership of, or redeem, shares of its capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of U.S. laws or regulations applicable to specified types of media companies.

Item 2.  Exhibits.

Exhibit No.	Description of Exhibit

3.1
Amended and Restated Certificate of Incorporation of Viacom Inc. effective December 31, 2005 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Viacom Inc. filed March 16, 2006) (File No. 001-32686).

3.2
Amended and Restated Bylaws of Viacom Inc. effective September 15, 2011 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Viacom Inc. filed September 21, 2011) (File No. 001-32686).

SIGNATURE

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary
Date:  November 30, 2011

Exhibit Index

Exhibit No.	Description of Exhibit

3.1
Amended and Restated Certificate of Incorporation of Viacom Inc. effective December 31, 2005 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Viacom Inc. filed March 16, 2006) (File No. 001-32686).

3.2
Amended and Restated Bylaws of Viacom Inc. effective September 15, 2011 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Viacom Inc. filed September 21, 2011) (File No. 001-32686).